Exhibit 10.7

PUBLIC COMPANY CONTINGENT VALUE RIGHTS AGREEMENT

This PUBLIC COMPANY CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of             , 2013, and effective upon the effectiveness of the Partnership Agreement (as defined herein), is by and among Artisan Partners Asset Management Inc., a Delaware corporation (the “Company”), and the Holders (as defined below) from time to time.

WHEREAS, in connection with the issuance of the Company’s convertible preferred stock, par value $0.01 per share (the “Convertible Preferred Stock”), and the initial public offering of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), the Company desires to issue contingent value rights (the “Public Company CVRs”) to the holders of such Convertible Preferred Stock pursuant to this Agreement; and

WHEREAS, Artisan Partners Holdings LP, a Delaware limited partnership (“Holdings”), is issuing contingent value rights (the “Partnership CVRs”) to the holders of its preferred units (the “Preferred Units”) pursuant to a separate agreement of even date herewith (the “Partnership CVR Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions; Interpretation.

(a) Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Associated Securities” means, with respect to any Holder and without duplication, (i) each share of Convertible Preferred Stock with respect to which a Public Company CVR held by such Holder was issued or each share of Class A Common Stock into which any such share of Convertible Preferred Stock has been converted, and (ii) each Preferred Unit with respect to which a Partnership CVR held by such Holder was issued or each share of Convertible Preferred Stock or Class A Common Stock for which any such Preferred Unit was exchanged or each share of Class A Common Stock into which any such share of Convertible Preferred Stock has been converted, and (iii) any other shares of Class A Common Stock or Convertible Preferred Stock of the Company purchased by such Holder with the proceeds of the sale of the securities listed in clauses (i) or (ii).

“Average Daily VWAP” means the average of the daily VWAPs of a share of Class A Common Stock over (i) in the case of a Trading Day referred to in Section 3, the 60 Trading Days immediately prior to and including such Trading Day, with the first day of such 60 Trading Days being no earlier than the 90th day after (A) the Follow-On Offering Closing Date (but in no event shall the first of such 60 Trading Days be prior to the 15-month anniversary of the IPO Closing Date) or (B) if the Follow-On Offering Closing Date has not occurred by the 15-month anniversary of the IPO Closing Date, the 15-month anniversary of the IPO Closing Date, and (ii) in the case of Section 4(b)(i) and 4(b)(ii), the 60 Trading Days immediately prior to and including the Test Date; provided that in calculating such average (x) the VWAP for any Trading Day during the 60 Trading Day period prior to the ex-date of any extraordinary distribution made on the Class A Common Stock during the applicable period shall be reduced by the value (as determined in good faith by the Board) of such distribution per share of Class A Common Stock and (y) the VWAP for any Trading Day during the 60 Trading Day period prior to the date of a Stock Subdivision or Combination during the applicable period shall automatically be adjusted in inverse proportion to such subdivision or combination.

“Board” means the Board of Directors of the Company.

“Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City and in the State of Wisconsin.

“Change of Control” means the occurrence of any of the following events:

(i) the Company, or any direct or indirect wholly owned subsidiary of the Company, shall cease to be the general partner of Holdings,

(ii) any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder), other than the Permitted Owners or a group consisting solely of Permitted Owners, shall acquire or hold, directly or indirectly, beneficially or of record, Equity Interests in the Company representing more than 35% of either the aggregate voting power or the aggregate economic value represented by all issued and outstanding Equity Interests in the Company at any time the Permitted Owners do not own directly or through wholly owned entities, Equity Interests in the Company collectively representing at least a majority of the aggregate voting power or the aggregate economic value represented by all issued and outstanding Equity Interests in the Company, or

(iii) less than a majority of the members of the Board shall be individuals who are either (x) members of the Board on             , 2013 or (y) members of the Board whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the members of the Board then in office who are individuals described in clause (x) above or this clause (y), other than any individual whose nomination or appointment under this clause (y) occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the Board (other than any such solicitation made by the Board).

“Conversion Rate” has the meaning set forth in the Certificate of Incorporation of the Company.

“Date of Conversion” has the meaning set forth in the Certificate of Incorporation of the Company.

“Distribution Value” means, with respect to any distribution of shares of Class A Common Stock to the partners of any H&F Holder, the average of the closing prices for a share of Class A Common Stock for the ten Trading Days ending immediately prior to the date of such distribution, and the ten Trading Days immediately after the date of such distribution.

“Equity Interest” means shares of capital stock, partnership interests, membership interests in limited liability companies, beneficial interests in trusts or other equity ownership interests in any Person.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement, dated on or about the date hereof, among the Company and the holders of limited partnership units of Holdings from time to time party thereto.

“Fair Market Value” means the value reasonably determined by the General Partner assuming a willing buyer and willing seller, both being apprised of all material information affecting said valuation.

“Follow-On Offering Closing Date” means the closing date of the follow-on offering the Company is obligated to conduct within fifteen (15) months of the IPO Closing Date pursuant to the Resale and Registration Rights Agreement.

“General Partner” means the Company in its capacity as general partner of Holdings.

“GP Unit” has the meaning assigned to it in the Partnership Agreement.

“H&F Holder” means each of H&F Brewer AIV, L.P., H&F Brewer AIV II, L.P. and Hellman & Friedman Capital Associates V, L.P and each of their respective successors or permitted assignees.

“IPO” means the initial public offering and sale of the Class A Common Stock, as contemplated by the Company’s Registration Statement on Form S-1 (File No. 333-184686).

“IPO Closing Date” means the closing date of the IPO.

“Partial Capital Event” means (i) a sale, transfer, conveyance or disposition of assets of Holdings and/or any Subsidiary of Holdings in which Holdings directly or indirectly realizes cash or other liquid consideration, other than a transaction (A) in the ordinary course of business, (B) that involves assets of Holdings or a Subsidiary of Holdings having a Fair Market Value of less than or equal to 1% of the aggregate Fair Market Value of all assets of Holdings and its Subsidiaries on a consolidated basis, or (C) that is a part of, or would result in, a dissolution of Holdings or (ii) the incurrence of indebtedness by Holdings and/or its Subsidiaries the principal purpose of which is distributing the proceeds thereof to the partners of Holdings or equity holders of the Subsidiary, as applicable. For the avoidance of doubt, “Partial Capital Event” shall not include any payment from proceeds of the Company’s IPO or the incurrence of any indebtedness that is refinancing indebtedness of Holdings existing on or prior to the date hereof or the proceeds of which are used to pay amounts due upon the settlement of the Partnership CVRs.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Holdings, dated as of             , 2013, as amended from time to time.

“Permitted Owners” means (i) Artisan Investment Corporation (or any successor entity thereto that is controlled by Andrew A. Ziegler and Carlene M. Ziegler), (ii) the Persons holding Class B units of Holdings from time to time, (iii) the Persons holding Class A units, Class B units or preferred units of Holdings as of             , 2013 and (iv) any Persons to whom the foregoing Persons are permitted to transfer their limited partnership units pursuant to Article XIV (or any successor provision thereto) of the Partnership Agreement.

“Person” means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof, or any other entity.

“Resale and Registration Rights Agreement” means the Resale and Registration Rights Agreement, dated on or about the date hereof, among the Company and certain of its shareholders party thereto.

“Settlement Date” means the earlier of (a) July 11, 2016, and (b) the fifth Business Day following the effective date of a Change of Control.

“Stock Subdivision or Combination” means any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the Class A Common Stock.

“Subsidiary” means, as to any Person, a Person more than 50% of the outstanding voting equity of which is owned, directly or indirectly, by the initial Person or by one or more other Subsidiaries of the initial Person. For the purposes of this definition, “voting equity” means equity that ordinarily has voting power for the election of directors or of Persons performing similar functions (such s a general partner of a partnership or the manager of a limited liability company), whether at all times or only so long as no senior class of equity has such voting power by reason of any contingency.

“Test Date” means the earlier of July 3, 2016 and the effective date of a Change of Control.

“Total Number of CVRs” means, as of any date, the total number of Partnership CVRs and Public Company CVRs (in each case taking into account any adjustments pursuant to Section 9) outstanding at the close of business on such date, provided that the Total Number of CVRs shall not include any Partnership CVRs held by the Company at the close of business on such date. As of the date hereof, the Total Number of CVRs is 10,356,898. The “Total Number of CVRs” may only be adjusted pursuant to Section 9.

“Trading Day” means a Business Day on which (i) the Class A Common Stock at the close of regular session trading (not including extended or after hours trading) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market that is the primary market for trading the Class A Common Stock at the close of business, (ii) the Class A Common Stock has traded at least once regular way on the national securities exchange or association or over-the-counter market that is the primary market for the trading of the Class A Common Stock, and (iii) there has been no “market disruption event.” For these purposes, “market disruption event” means the occurrence or existence for more than one half-hour period in the aggregate on any scheduled Trading Day for the Class A Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Class A Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time.

“Transfer” means (i) when used as a verb, to sell, assign, transfer or otherwise dispose of, directly or indirectly, and (ii) when used as a noun, a sale, assignment, transfer or other disposition, whether direct or indirect.

“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock as displayed under the heading Bloomberg VWAP on Bloomberg page “[                <equity> AQR]” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, the market price of one share of such common stock on such day, determined by a nationally recognized independent investment banking firm retained for this purpose by the Company). VWAP will be determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours.

(b) Each of the following terms is defined in the Section of this Agreement set forth below.

Associated Securities Value	Section 4(b)
Class A Common Stock	Recitals
Company	Preamble
Convertible Preferred Stock	Recitals
Holdings	Recitals
Holders	Section 2(b)
Holder’s Number of CVRs	Section 4(a)
Measured Value	Section 4(b)
Partial Capital Event Distributions	Section 4(b)
Partnership CVR	Recitals
Partnership CVR Agreement	Recitals
Preferred Units	Recitals
Public Company CVR	Recitals
Realized Proceeds	Section 4(b)
Register	Section 2(b)
Settlement Amount	Section 3(a)
Settlement Schedule	Section 5

(c) In this Agreement and in the Exhibit hereto, except to the extent that the context otherwise requires:

(i) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(ii) defined terms include the plural as well as the singular and vice versa;

(iii) words importing gender include all genders;

(iv) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it;

(v) any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;

(vi) whenever a provision of this Agreement provides for the occurrence of a transaction or event on a day that is not a Business Day, such transaction or event shall instead occur on the immediately preceding Business Day;

(vii) references to Articles, Sections, subsections and Exhibits are references to Articles, Sections and subsections of, and Exhibits to, this Agreement, except where context otherwise dictates;

(viii) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(ix) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

Section 2. Issuance; Register.

(a) Upon the issuance of the Convertible Preferred Stock, the Company shall issue to each initial holder of such Convertible Preferred Stock a number of Public Company CVRs equal to the number of shares of Convertible Preferred Stock held by such holder.

(b) The Company shall employ a transfer agent to maintain a register (the “Register”) showing the name and address of the registered holders of Public Company CVRs and the number of Public Company CVRs held by each such registered holder. The Company shall cause the transfer agent to update the Register as exchanges are made pursuant to Section 7 and Transfers are made pursuant to Section 8. The Persons listed from time to time as holders in the Register shall be “Holders” for purposes of this Agreement and the Register shall be binding absent manifest error. The Public Company CVRs shall not be evidenced by certificates.

Section 3. Early Termination. This Agreement shall terminate prior to the Test Date and no Holder shall have any rights hereunder (to payment or otherwise) on the first Trading Day as of which the Average Daily VWAP shall have been at least equal to the quotient of

$446,492,893.75 divided by the product of (i) the Total Number of CVRs and (ii) the Conversion Rate on such Trading Day. The Company shall promptly notify each Holder of the termination of this Agreement prior to the Test Date.

Section 4. Settlement.

(a) Settlement Amount. The amount, if any, payable on the Settlement Date to a Holder by the Company with respect to the Public Company CVRs held by such Holder on the Test Date (the “Settlement Amount”) shall equal:

(i) the number of Public Company CVRs held by such Holder at the close of business on the Test Date multiplied by

(ii) the least of the following three alternative amounts:

(x)	the quotient of $100,000,000 divided by the Total Number of CVRs;

(y)	the amount, which shall not be less than zero, equal to (A) the quotient of $400,000,000 divided by the Total Number of CVRs minus (B) the sum of the Measured Value and Partial Capital Event Distributions with respect to such Holder; and

(z)	the amount, which shall not be less than zero, equal to (A) the quotient of $400,000,000 divided by the Total Number of CVRs minus (B) the sum of Partial Capital Event Distributions, the Associated Securities Value and Realized Proceeds, each with respect to such Holder.

(b) Terms. For purposes of Section 4(a) the following terms shall have the meanings indicated:

(i) “Associated Securities Value” means, with respect to any Holder, the product of (x) the Average Daily VWAP and (y) a fraction the numerator of which is the number of Associated Securities held by such Holder at the close of business on the Test Date and the denominator of which is such Holder’s Number of CVRs, treating each share of Convertible Preferred Stock or Preferred Unit held by such Holder on the Test Date for this purpose as if it had been converted into Class A Common Stock on such date at the Conversion Rate (calculated as if the Date of Conversion were the Test Date).

(ii) “Measured Value” shall mean the product of (x) the Average Daily VWAP and (y) the Conversion Rate (calculated as if the Date of Conversion were the Test Date).

(iii) “Partial Capital Event Distributions” means, with respect to any Holder, the quotient of (x) any amounts distributed to such Holder on the Associated Securities held by such Holder upon the occurrence of a Partial Capital Event, divided by (y) such

Holder’s Number of CVRs. In calculating the amount distributed under clause (x) above with respect to a share of Convertible Preferred Stock or Class A Common Stock, to the extent distributions are received by holders of Convertible Preferred Stock or Class A Common Stock, the amount distributed shall be deemed to be the amount distributed on the Preferred Unit or GP Unit held by the Company corresponding with the share of Preferred Stock or Class A Common Stock, as the case may be.

(iv) “Holder’s Number of CVRs” means the number of Public Company CVRs and Partnership CVRs held by a Holder at the close of business on the Test Date.

(v) “Realized Proceeds” means, with respect to any Holder, the quotient of (x) the gross proceeds realized by the Holder from the sale of Associated Securities held by such Holder, other than any such proceeds that such Holder applied to purchase other Associated Securities, divided by (y) such Holder’s Number of CVRs, provided that in the event of a distribution by an H&F Holder of Class A Common Stock to partners, such H&F Holder shall be deemed to have sold each such share of Class A Common Stock on the date of such distribution for gross proceeds equal to the Distribution Value.

(c) Method of Payment. Payment of the Settlement Amount shall be made, at the sole discretion of the Company, by wire or Automated Clearing House transfer of immediately available funds to the bank account designated by the Holder in the Settlement Schedule provided pursuant to Section 5 on the later of the Settlement Date and the fourth Business Day following receipt by the Company of such Holder’s Settlement Schedule that is properly completed in all material respects. Upon payment by the Company of the Settlement Amount to a Holder, this Agreement shall terminate with respect to such Holder and the Company shall have no further obligations hereunder to such Holder.

Section 5. Settlement Procedures. Each Holder shall deliver a schedule and certification in the form set forth in Exhibit A hereto (the “Settlement Schedule”) to the Company promptly after the Test Date. The Company may require any Holder to supply account statements or confirmations from brokers establishing the number of securities of the Company held or Transferred by such Holder and the date(s) of and amount(s) of such Holder’s Realized Proceeds.

Section 6. Termination. Subject to Section 3, this Agreement shall terminate and no Holder shall have any rights hereunder (to payment or otherwise) upon the payment by the Company of the Settlement Amount, if any, due to each Holder pursuant to Section 4.

Section 7. Issuance of Public Company CVRs upon Exchange of Preferred Units. Upon the exchange of any Preferred Unit for a share of Convertible Preferred Stock or Class A Common Stock, as applicable, pursuant to the Exchange Agreement and the transfer of each Partnership CVR held by the holder of such Preferred Unit to the Company pursuant to the Partnership CVR Agreement, the Company shall issue to such Holder a number of Public Company CVRs equal to the number of Partnership CVRs so transferred.

Section 8. Transfer. The H&F Holders may Transfer Public Company CVRs only in accordance with this Section 8 and any purported Transfer of a Public Company CVR other than in accordance with this Section 8 shall be void. Upon the Transfer on or prior to the Test Date by an H&F Holder of shares of Convertible Preferred Stock to any Person in accordance with the

Resale and Registration Rights Agreement, an equal number of Public Company CVRs shall automatically be deemed transferred to the same Person and such Person shall be deemed to have become a party to this Agreement and succeeded to the rights and obligations of such H&F Holder in respect of the Public Company CVRs so Transferred. For the avoidance of doubt, a holder of a share of Convertible Preferred Stock may retain the corresponding Public Company CVR after the conversion of such share of Convertible Preferred Stock into Class A Common Stock and/or after the subsequent disposition of shares of Class A Common Stock. An H&F Holder may also Transfer Public Company CVRs, and its rights and obligations under this Agreement in respect of such Public Company CVRs, to one or more of its affiliates who enters into an instrument satisfactory to the Company agreeing to be bound by this Agreement in respect of such Public Company CVRs.

Section 9. Adjustment. Upon any Stock Subdivision or Combination, the number of Public Company CVRs held by each Holder shall automatically be adjusted such that the Holder’s number of CVRs shall increase or decrease in proportion to the increase or decrease in the number of outstanding shares of Class A Common Stock as a result of such Stock Subdivision of Combination.

Section 10. No Rights as Shareholders. Neither this Agreement nor the Public Company CVRs entitle the Holders to any voting rights or other rights as a shareholder of the Company.

Section 11. Notices. All notices, requests, consents and other communications hereunder (including the delivery of the Settlement Schedule pursuant to Section 5) shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 11):

(a) if to the Company to:

Artisan Partners Asset Management Inc.

875 E. Wisconsin Avenue, Suite 800

Milwaukee, WI 53202

Telephone: (414) 390-6100

Fax: (414) 390-6139

Attention: Chief Legal Counsel

Electronic Mail: contractnotice@artisanpartners.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Telephone: (212) 558-4000

Fax: (212) 558-3588

Attention: Catherine M. Clarkin

Electronic Mail: clarkinc@sullcrom.com

(b) if to the H&F Holders:

Hellman & Friedman LLC

One Maritime Plaza

12th Floor

San Francisco, CA 94111

Telephone: (415) 788-5111

Fax: (415) 788-0176

Attention: Allen R. Thorpe

          Arrie R. Park

Electronic Mail: athorpe@hf.com

          apark@hf.com

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Telephone: (212) 225-2000

Fax: (212) 225-3999

Attention: Christopher E. Austin

Electronic Mail: caustin@cgsh.com

(c) if to any other Holder, to the address and other contact information set forth in the Register.

Section 12. Waiver; Amendments.

(a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(b) No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company and the Holders of a majority of the Public Company CVRs; provided that no decrease in the amount payable upon settlement of any Public Company CVR or change in the date on which such amount is payable shall be effective against the Holder of any Public Company CVR without the consent of such Holder.

(c) The Company agrees that it shall act on any proposed amendment or modification to the Partnership CVR Agreement pursuant to the instructions of the holders of the Public Company CVRs.

Section 13. Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware.

Section 14. Consent to Jurisdiction.

(a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court declines jurisdiction, the courts of the State of Delaware sitting in Wilmington, Delaware and of the United States District Court for the District of Delaware sitting in Wilmington, Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the fullest extent permitted by applicable law, in such United States District Court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 14(a). Each party irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(c) Each party irrevocably consents to service of process in the manner provided for notices in Section 11. Nothing in this Agreement shall affect the right of any party to serve process in any other manner permitted by law.

Section 15. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 16. Entire Agreement; No Third Party Beneficiaries. This Agreement (i) constitutes the entire agreement and understanding among the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and (ii) is not intended to confer upon any Person, other than the parties hereto, except as provided in Section 7 or Section 8, any rights or remedies hereunder.

Section 17. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to Section 7 and Section 8 hereof, the rights and obligations of each party hereto may not be assigned or transferred without, in the case of an assignment or transfer by any Holder, the prior written consent of the Company, and in the case of an assignment or transfer by the Company, the prior written consent of Holders holding at least two-thirds of the Total Number of CVRs at such time.

Section 18. Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 19. Further Assurances. The parties shall execute, deliver, acknowledge and file such further agreements and instruments and take such other actions as may be reasonably necessary to make effective this Agreement and the transactions contemplated hereby.

Section 20. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail delivery of a “.pdf” data file) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, by e-mail delivery of a “.pdf” data file or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 20.

[Next page is signature page.]

IN WITNESS WHEREOF, Artisan Partners Asset Management Inc. has duly executed this Agreement or has caused this Agreement to be duly executed by an authorized officer as of the day and year first above written.

ARTISAN PARTNERS ASSET MANAGEMENT INC.

By:
Name:
Title:

H&F BREWER AIV II, L.P.
By:	Hellman & Friedman Investors, V, L.P.
By:	Hellman & Friedman LLC

By:
Name:
Title:

Exhibit A

Settlement Schedule

Name of Holder:

Wire Transfer Instructions:

Please provide below the date and amount of gross proceeds of each sale of Associated Securities.

Date	Type of Associated Security Sold or Distributed	Number Sold or Distributed	Gross Proceeds

Certification

The undersigned hereby certifies that the information above is true and correct and that if, after the date hereof, he or she learns that the information above is incorrect, he or she will inform the Company of such fact.

Name:
Title:

Date: